Exhibit 10.1

FORM OF INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of March 17, 2008, by and between Levitt Corporation, a Florida corporation (the “Indemnitor”), and [NAME] (the “Indemnitee”).

WHEREAS, the Indemnitor has asked the Indemnitee, and the Indemnitee has agreed, to be a nominee for election to the Board of Directors of Office Depot, Inc., a Delaware corporation (“Office Depot”), in which the Indemnitor has an investment, at the 2008 annual meeting of stockholders of Office Depot (including any adjournments, postponements, reschedulings or continuations thereof) (the “Annual Meeting”); and

WHEREAS, the Indemnitor and/or its affiliates may, in appropriate  circumstances, solicit proxies from the stockholders of Office Depot in support of the Indemnitee’s election as a director of Office Depot at the Annual Meeting (the “Solicitation”).

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of the Indemnitor that the Indemnitee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Certain Definitions.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal investigative or other), whether instituted by Office Depot or any other party, or any inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all reasonable attorneys’ fees and all other reasonable fees, costs, expenses and obligations paid or incurred in connection with the Solicitation or related matters, including without limitation, investigating, defending or participating (as a party, witness or otherwise) in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event including the costs and expenses of the Indemnitee seeking enforcement of this Agreement.

“Indemnifiable Event” means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with the Solicitation or related matters, but not in the Indemnitee’s capacity as a director or officer of Office Depot if he is so elected.

“Loss” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses).

2.                                       Indemnification.  (a) In the event the Indemnitee in his capacity as a nominee for election to Office Depot’s Board of Directors at the Annual Meeting was, is or becomes a party to or other participant in (including, without limitation, as a witness), or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event or the Indemnitee’s being a nominee for election to Office Depot’s Board of Directors at the Annual Meeting, the Indemnitor, to the fullest extent permitted by applicable law, shall indemnify and hold harmless the Indemnitee from and against any and all Losses suffered, incurred or sustained by the Indemnitee or to which the Indemnitee becomes subject, resulting from, arising out of or relating to such Claim (it being understood that except as provided in Section 2(c) with respect to Expenses, reimbursements of any such Losses shall be made as soon as practicable but in any event no later than 15 days after written request is made to the Indemnitor accompanied by supporting documentation; provided, that in any case no reimbursement of any such Losses shall be made until final disposition of such Claims); provided, however, that the Indemnitor shall not be liable in any such case to the extent that any such Claims or Losses arise (i) out of materially inaccurate written information supplied by the Indemnitee for inclusion in proxy solicitation materials or any other filings made with any federal or state governmental agency or (ii) from the Indemnitee’s violation of law, fraud, negligence, gross negligence, bad faith or willful misconduct.  The Indemnitee shall give the Indemnitor written notice of any Claim (accompanied by such reasonable supporting documentation as may be in the Indemnitee’s possession) as soon as practicable after the Indemnitee becomes aware thereof; provided, that the failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligations under this Agreement, except to the extent that such failure materially prejudices the rights of the Indemnitor.  Notwithstanding any provision of this Agreement, with respect to a Claim initiated or commenced by the Indemnitee, the Indemnitor shall not be required to indemnify or advance Expenses to the Indemnitee in connection with prosecuting such Claim (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or similar action in such Claim (or part thereof), unless such Claim (or part thereof) was authorized in the specific case by the Board of Directors of the Indemnitor, provided, however, that the Indemnitee may bring a Claim to enforce the terms of this Agreement and shall be entitled, to the extent successful in whole or in material part on such Claim, to be paid the Expenses of prosecuting such Claim.

(b)                                 In the case of the commencement of any action against the Indemnitee in respect of which he may seek indemnification from the Indemnitor hereunder, the Indemnitor may, by written notice to the Indemnitee, elect to assume the defense thereof  (with counsel reasonably satisfactory to the Indemnitee), including, without limitation, the negotiation and approval of any settlement of such action.  After notice from the Indemnitor to the Indemnitee of the Indemnitor’s election so to assume the defense thereof, the Indemnitor will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  If, in any action for which indemnity may be sought hereunder, the Indemnitor shall not have timely assumed the defense thereof with counsel reasonably satisfactory to the Indemnitee, or the Indemnitee shall have been advised by his counsel that it would constitute a conflict of interest for the same counsel to represent both him and the Indemnitor or both him and any other indemnified party in such action, or if the

Indemnitee may have separate or additional defenses with regard to such action, the Indemnitee shall have the right to employ his own counsel reasonably satisfactory to the Indemnitor in such action, in which event the Indemnitor shall reimburse the Indemnitee for all reasonable legal fees and expenses incurred by him in connection with the defense thereof.  The Indemnitor shall in no event be liable for any settlement of any action effected without its prior written consent (which consent shall not be unreasonably withheld).  The Indemnitor shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on the Indemnitee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of the Indemnitee or as materially detrimental to the reputation of the Indemnitee, without that Indemnitee’s prior written consent (which consent shall not be unreasonably withheld).

(c)                                  The Indemnitee’s right to indemnification in Section 2 of this Agreement shall include the right of the Indemnitee to be advanced by the Indemnitor any Expenses incurred in defending any Claim as such expenses are incurred by the Indemnitee; provided, however, that all amounts advanced in respect of such Expenses shall be repaid to the Indemnitor by the Indemnitee if it shall ultimately be determined in a final non-appealable judgment that the Indemnitee is not entitled to be indemnified for such Expenses.

3.                                       Partial Indemnity, Etc.  If an Indemnitee is entitled under any provision of this Agreement to indemnification by the Indemnitor for some or a portion of any Loss, but not for all of the total amount thereof, the Indemnitor shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.  Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith pursuant to the terms of this Agreement.

4.                                       No Presumptions.  For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or has any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5.                                       Amendments, Etc.  No supplement, modification or amendment of this Agreement shall be binding with respect to any party unless executed in writing by such party.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.                                       Subrogation.  In the event of payment under this Agreement, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, and the Indemnitee shall, at the Indemnitor’s expense, execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Indemnitor effectively to bring suit to enforce such rights.

7.                                       No Duplication of Payments.  The Indemnitor shall not be liable under this Agreement to make any payment in connection with a Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, charter provision, by-law or otherwise) of the amounts otherwise indemnifiable hereunder provided that, if the Indemnitee for any reason is required to disgorge any payment actually received by him, the Indemnitor shall be obligated to pay such amount to the Indemnitee in accordance with the other terms of this Agreement (i.e., disregarding the terms of this Section 7).

8.                                       Nonexclusivity of Rights.  The rights to indemnification and to advancement of Expenses conferred in this Agreement are in addition to and shall not be exclusive of any other right the Indemnitee may have or hereafter acquire under any statute, provision of the Indemnitor’s (or of any other entity’s) Certificate of Incorporation or Bylaws, agreement, directors’ and officers’ liability insurance policy, vote of stockholders or directors, or otherwise.

9.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

10.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but which together shall constitute one agreement.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

11.                                 Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Levitt Corporation

By:
Name:
Title:

Name: